Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP LTD. EXTENDS EXCHANGE OFFER DEADLINE FOR
11% SENIOR SECURED NOTES
IN THE AGGREGATE PRINCIPAL AMOUNT OF $90 MILLION
____________________________
     MIAMI, FL, May 12, 2011 — Vector Group Ltd. (NYSE: VGR) (the “Company”) today announced that it has extended the expiration of its exchange offer from 5:00 p.m., New York City Time, on Wednesday, May 11, 2011 to 5:00 p.m., New York City Time, on Wednesday, May 18, 2011. Pursuant to the exchange offer, the Company’s 11% Senior Secured Notes due 2015 (the “new notes”) which have been registered under the Securities Act of 1933, as amended, are offered for exchange for the $90 million of outstanding 11% Senior Secured Notes due 2015 which were issued on December 3, 2010 in a transaction exempt from registration (the “old notes”).
     As of 5:00 p.m., New York City time, on May 11, 2011, $89 million in aggregate principal amount of the old notes (or approximately 98.89% of the old notes) had been tendered pursuant to the exchange offer. The exchange offer has been extended in order to allow additional time for the holders of the remaining $1 million aggregate principal amount of the old notes to participate in the exchange offer.
     Except for the extension of the expiration date of the exchange offer for the $90 million of outstanding 11% Senior Secured Notes due 2015, all other terms, conditions and provisions of the exchange offer remain effective as of the date hereof.
     Questions concerning the delivery of appropriate documentation and the old notes should be directed to the exchange agent, U.S. Bank National Association, attention Specialized Finance Department, at (800) 934-6802.
     The old notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
     Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC.
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